Exhibit 99.1

www.mscibarra.com

Robert W. Scully and Rodolphe M. Vallee Join MSCI Inc. Board of Directors

New York – February 27, 2008– MSCI Inc. (NYSE: MXB), a leading provider of investment decision support tools, including indices and portfolio risk and performance analytics, announced today that Robert W. Scully and Rodolphe “Skip” Vallee will join the MSCI Inc. Board of Directors effective March 10, 2008.  In addition, Mr. Vallee will join the Audit Committee of the Board of Directors.

Mr. Scully is a member of the Office of the Chairman for Morgan Stanley.  Previously, Mr. Scully served as Co-President of Morgan Stanley with responsibility for the Asset Management and Private Equity businesses.  Prior to that, he served as Chairman of Global Capital Markets and Vice Chairman of Investment Banking.

Mr. Vallee is the Chairman, CEO and owner of R. L. Vallee, Inc., an energy distribution company.  He has held this position from 2007 to present and from 1992 to 2005.  From 2005 to 2007, Mr. Vallee was the United States Ambassador to the Slovak Republic.

Henry Fernandez, Chairman and CEO of MSCI Inc., said, “The addition of Bob Scully and Skip Vallee to the MSCI Board of Directors will help to broaden the perspective of the Board, which will help the MSCI management team to better serve the needs of our clients.  We are very pleased that Bob and Skip have agreed to join the MSCI Board of Directors.”

About MSCI Inc.

MSCI Inc. is a leading provider of investment decision support tools to investment institutions worldwide.  MSCI Inc. products include indices and portfolio risk and performance analytics for use in managing equity, fixed income and multi-asset class portfolios.

The company’s flagship products are the MSCI International Equity Indices, which are estimated to have over US $3 trillion benchmarked to them, and the Barra risk models and portfolio analytics, which cover 56 equity and 46 fixed income markets.  MSCI Inc. is headquartered in New York, with research and commercial offices around the world.  Morgan Stanley, a global financial services firm, is the majority shareholder of MSCI Inc.   MXB#IR

For further information on MSCI Inc. or our products please visit www.mscibarra.com.

MSCI Inc. Contact:

Ken O’Keeffe, MSCI, New York	+ 1.212.804.1583

For media enquiries please contact:

Steve Bruce | Pen Pendleton | Ann Taylor Reed, Abernathy MacGregor, New York	+ 1.212.371.5999
Sally Todd | Clare Milton, Penrose Financial, London	+ 44.20.7786.4888